EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter 2015 Results

OLD BRIDGE, New Jersey—November 16, 2015—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the third quarter and nine months ended September 30, 2015.

Net sales decreased $2,955,000 or 34.1% to $5,704,000 for the third quarter of 2015 from $8,659,000 for the comparable period in 2014.  Net income (loss) for the three months ended September 30, 2015 was $(1,958,000) or $(0.30) per share in 2015, compared to $584,000 or $0.09 per share for the comparable period in 2014.

The decrease in sales is primarily attributed to a decrease in sales of digital video headend products and analog video headend products offset by an increase in contracted manufactured products and data products.  Sales of digital video headend products were $2,610,000 and $4,508,000, analog video headend products were $930,000 and $2,318,000, contract manufactured products were $447,000 and $82,000 and data products were $314,000 and $2,000 in the third three months of 2015 and 2014, respectively.

For the nine month period ended September 30, net sales decreased $7,336,000, or 31.8%, to $15,729,000 in 2015 from $23,065,000 in 2014.  Net loss for the nine months ended September 30, 2015 was $(4,635,000) or $(0.72) per share, compared to $(230,000) or $(0.04) per share for the comparable period in 2014.

The decrease in sales is primarily attributed to a decrease in sales of digital video headend products, analog video headend products and HFC distribution products, offset by an increase in contract manufactured products and data products.  Sales of digital video headend products were $7,115,000 and $12,034,000, analog video headend products were $2,843,000 and $5,979,000, HFC distribution products were $2,802,000 and $3,260,000, contract manufactured products were $1,144,000 and $296,000 and data products were $499,000 and $15,000  in the first nine months of 2015 and 2014, respectively.

Commenting on the third quarter, President Robert J. Palle, Jr. noted, “Obviously, we are disappointed with the continuing, diminished sales in the third quarter.  Certain of our customers that have historically represented a significant portion of our sales have slowed their purchases dramatically in large part due to the merger and acquisition activity currently taking place in the market.   Unfortunately, we do not see a dramatic market uplift coming in the near future.

In connection with decreased sales in 2015, we previously implemented several phases of cost reduction, including Phase 3 which was implemented in late August 2015.  In light of expectations and a continued decrease in sales levels, we implemented a Phase 4 cost reduction last Friday.  The goal of these adjustments is to rationalize the cash flow breakeven to the adjusted forecasted sales level.

In an effort to bolster the Company’s short term liquidity, I provided a written commitment to provide the Company with senior, subordinated, convertible debt financing of up to $600,000.  In addition, we have been in detailed discussions with a Taiwanese electronics manufacturer about certain strategic initiatives, and this manufacturer has proposed a $1 million equity investment in the Company via a purchase of our common stock.  Both my commitment and this proposal are subject to a number of conditions, including satisfactory due diligence and satisfactory amendment of the Company existing credit facility with Santander Bank.  Accordingly, there can be no assurance that either of these transactions will be completed and the funding received.  If these are completed, however, we would expect both to close in 2015, with my transaction likely closing sooner.

The loss shown for the third quarter of 2015 is heavily influenced by our decision to fully reserve $900,000 of our long-term inventory.  We continue to work on certain large opportunities that are similar to those that we executed in prior years, and we hope to secure these transactions and have favorable announcements in 2016.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Monday, November 16, 2015
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2014 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Palle, Jr.
President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$5,704	$8,659	$15,729	$23,065
Gross profit	773	3,486	3,689	8,718
Earnings (loss) from operations	(1,875)	653	(4,386)	(47)
Net earnings (loss)	$(1,958)	$584	$(4,635)	$(230)
Basic and diluted net earnings (loss) per share	$(0.30)	$0.09	$(0.72)	$(0.04)
Basic weighted average shares outstanding	6,555	6,226	6,407	6,220
Diluted weighted average shares outstanding	6,555	6,320	6,407	6,220

Condensed Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	September 30, 2015	December 31, 2014

Current assets	$10,382	$12,565
Property, plant, and equipment, net	3,744	3,923
Total assets	18,561	21,244
Current liabilities	9,191	3,804
Long-term liabilities	109	3,702
Stockholders’ equity	9,261	13,738

Total liabilities and stockholders’ equity	$18,561	$21,244